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                                                                    EXHIBIT 8.01







                                    April 14, 1998


Millburn Ridgefield Corporation
Managing Owner of
The Millburn World Resource Trust
411 West Putnam Avenue
Greenwich, Connecticut  06830

          Re:  REGISTRATION STATEMENT ON FORM S-1

Dear Madam or Sir:

          We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on or about April 14, 1998, (the "Registration Statement") relating to Units of Beneficial Interest ("Units") of The Millburn World Resource Trust (the "Trust"), a business trust organized under the Delaware Business Trust Act.

          We have reviewed such data, documents, questions of law and fact and other matters as we have deemed pertinent for the purpose of this opinion. Based upon the foregoing, we hereby confirm our opinion expressed under the caption "Federal Income Tax Aspects" in the Prospectus (the "Prospectus") constituting a part of the Registration Statement that: (i) the Trust will be treated as a partnership for federal income tax purposes (assuming that substantially all of the gross income of the Trust will constitute "qualifying income" within the meaning of section 7704(d) of the Internal Revenue Code of 1986, as amended)(the "Code")); and (ii) the allocations of profits and losses made when Unitholders redeem their Units should be upheld for federal income tax purposes; (iii) based upon the contemplated trading activities of the Trust, the Trust should be treated as engaged in the conduct of a trade or business for federal income tax purposes, and, as a result, the ordinary and necessary business expenses incurred by the Trust in conducting its commodity futures trading business should not be subject to limitation under section 67 or section 68 of the Code; (iv) the Profit Share should be respected as a distributive share of the Trust's income allocable to Millburn Ridgefield Corporation; and (v) the contracts traded by the Trust, as described in the Prospectus, should satisfy the commodities trading safe harbor as described in section 864(b) of the Code.

          We also advise you that in our opinion the description set forth under the caption "Federal Income Tax Aspects" in the Prospectus correctly describes (subject to the uncertainties referred to therein) the material aspects of the United States

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Millburn Ridgefield Corporation
April 14, 1998
Page 2


federal income tax treatment to United States individual investors, as of the date hereof, of an investment in the Trust.

          This opinion speaks as of the date hereof, and we assume no obligation to update this opinion as of any future date. This opinion shall not be used for any purpose without our written consent. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

                                   Very truly yours,



                                   SIDLEY & AUSTIN